Exhibit 99.1

Allied Motion Announces Results for the Quarter and Year Ended December 31, 2012

DENVER--(BUSINESS WIRE)--February 19, 2013--Allied Motion Technologies Inc. (NASDAQ: AMOT) today announced that it achieved net income for the year ended December 31, 2012 of $5,397,000 or $.63 per diluted share compared to adjusted net income of $5,866,000 or $.68 per diluted share for the year ended December 31, 2011. Adjusted net income for 2011 excludes the $1,101,000 adjustment to the contingent consideration recorded as part of the purchase price for Ostergrens Elmotor AB, acquired on December 31, 2010. Including the adjustment, net income was $6,967,000 or $.81 per diluted share for the year ended December 31, 2011.

“While sales in 2012 decreased by $8,973,000 or 8% for the year when compared to 2011, the decrease in our net income was limited to $469,000 when compared to adjusted net income for 2011 which factors out the acquisition earn-out gain of $1,101,000 that was recorded in 2011,” commented Dick Warzala, President and CEO of Allied Motion. “Most of our operating units and served markets experienced decreased levels of business in 2012. During 2013, we will continue to closely monitor our served markets as we expect them to begin firming up and stabilizing as we move through the year. In the meantime, we will execute our Strategy for the long term growth and development of our Company by designing innovative “Motion Solutions That Change the Game” and meet the current and emerging needs of customers in our served market segments.”

Revenues for this year were $101,968,000 a 8.1% decrease from the record revenues of $110,941,000 for last year with $6,346,000, or 71% of the decrease due to lower volume and $2,627,000 or 29% due to the dollar strengthening against the Euro and the Swedish Krona. Backlog at December 31, 2012 was $32,915,000 down 25% from the record backlog at December 31, 2011 of $44,005,000. The decrease in backlog is primarily the result of the current market conditions and the delay of certain blanket order placements.

The Company also achieved net income for the fourth quarter ended December 31, 2012 of $1,101,000 or $.13 per diluted share compared to adjusted net income of $1,615,000 or $.19 per diluted share for the quarter ended December 31, 2011. Adjusted net income for the fourth quarter of 2011 excludes the $1,101,000 adjustment to the contingent consideration recorded for Ostergrens Elmotor AB that was acquired on December 31, 2010. Net income was $2,716,000 or $.32 per diluted share for the quarter ended December 31, 2011 and revenues for the quarter decreased 14.5% to $23,969,000 from $28,024,000 last year with 96% of the decrease due to lower volume and 4% due to the dollar strengthening against the Euro.

Adjusted EBITDA (excludes stock compensation expense and non-recurring items such as the $1,101,000 adjustment to the contingent consideration for Ostergrens) decreased 12% for 2012 to $9,918,000 compared to $11,376,000 last year.

Headquartered in Denver, Colorado, Allied Motion designs, manufactures and sells motion control products into applications that serve many industry sectors. Allied Motion is a leading supplier of precision and specialty motion control components and systems to a broad spectrum of customers throughout the world.

The statements in this press release and in the Company’s February 19, 2013 conference call that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statements that may predict, forecast, indicate, or imply future results, performance, or achievements. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results of the Company to differ materially from the forward-looking statements. The risks and uncertainties include international, national and local general business and economic conditions in the Company’s motion markets, introduction of new technologies, products and competitors, the ability to protect the Company’s intellectual property, the ability of the Company to sustain, manage or forecast its growth and product acceptance, success of new corporation strategies and implementation of defined critical issues designed for growth and improvement in profits, the continued success of the Company’s customers to allow the Company to realize revenues from its order backlog and to support the Company’s expected delivery schedules, the continued viability of the Company’s customers and their ability to adapt to changing technology and product demand, the ability of the Company to meet the technical specifications of its customers, the continued availability of parts and components, increased competition and changes in competitor responses to the Company’s products and services, changes in government regulations, availability of financing, the ability of the Company’s lenders and financial institutions to provide additional funds if needed for operations or for making future acquisitions or the ability of the Company to obtain alternate financing if present sources of financing are terminated, the ability to attract and retain qualified personnel who can design new applications and products for the motion industry, the ability of the Company to identify and consummate favorable acquisitions to support growth and new technology, and the ability of the Company to control costs for the purpose of improving profitability. The Company’s ability to compete in this market depends upon its capacity to anticipate the need for new products, and to continue to design and market those products to meet customers’ needs in a competitive world. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements as a prediction of actual results. The Company has no obligation or intent to release publicly any revisions to any forward looking statements, whether as a result of new information, future events, or otherwise.

ALLIED MOTION TECHNOLOGIES INC.
FINANCIAL SUMMARY (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)
	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
HIGHLIGHTS OF OPERATING RESULTS	2012	2011	2012	2011
Revenues	$23,969	$28,024	$101,968	$110,941
Cost of products sold	17,216	19,455	72,328	77,410
Gross margin	6,753	8,569	29,640	33,531
Selling expenses	1,295	1,355	5,093	5,626
General and administrative expenses	2,506	3,249	10,811	12,639
Engineering and development expenses	1,490	1,482	6,060	5,983
Adjustment to contingent consideration	--	(1,101)	--	(1,101)
Amortization of intangible assets	82	180	548	732
Total Operating Expenses	5,373	5,165	22,512	23,879
Interest expense	1	16	13	84
Other (income) expense, net	(45)	(7)	(383)	49
Income before income taxes	1,424	3,395	7,498	9,519
Provision for income taxes	(323)	(679)	(2,101)	(2,552)

Net income	$1,101	$2,716	$5,397	$6,967
PER SHARE AMOUNTS:
Diluted income per share	$0.13	$0.32	$0.63	$0.81
Diluted weighted average common shares	8,646	8,512	8,616	8,575

CONDENSED BALANCE SHEETS	December 31, 2012	December 31, 2011
Assets
Current Assets:
Cash and cash equivalents	$9,728	$9,155
Trade receivables, net	10,806	11,689
Inventories, net	14,701	14,429
Other current assets	2,794	2,447
Total Current Assets	38,029	37,720
Property, plant and equipment, net	8,631	7,352
Deferred income taxes	4,103	4,326
Intangible assets, net	2,431	2,936
Goodwill	5,782	5,665
Other long term assets	1,991	688
Total Assets	$60,967	$58,687

Liabilities and Stockholders’ Equity
Current Liabilities:
Debt obligations	$397	$157
Accounts payable	5,748	6,598
Accrued liabilities	5,926	7,842
Income taxes payable	--	1,272
Contingent consideration	--	1,313
Total Current Liabilities	12,071	17,182
Deferred Income Taxes	935	973
Other long-term liabilities	5,809	4,210
Total Liabilities	18,815	22,365
Stockholders’ Equity	42,152	36,322
Total Liabilities and Stockholders’ Equity	$60,967	$58,687

	For the Year Ended
	December 31,
CONDENSED STATEMENTS OF CASH FLOWS	2012	2011
Cash flows from operating activities:
Net income	$5,397	$6,967
Depreciation and amortization	1,798	2,171
Other	2,429	(31)
Changes in working capital	(5,020)	(226)
Net cash provided by operating activities	4,604	8,881

Cash flows from investing activities:
Consideration paid for acquisition	(1,350)	(332)
Purchase of property and equipment	(2,597)	(1,849)
Net cash used in investing activities	(3,947)	(2,181)

Borrowings (repayments) on lines-of-credit, net	230	(667)
Stock transactions under company stock plans	365	162
Dividends paid	(839)	(333)
Net cash used in financing activities	(244)	(838)

Effect of foreign exchange rate changes on cash	160	(260)
Net increase in cash and cash equivalents	573	5,602
Cash and cash equivalents at beginning of period	9,155	3,553
Cash and cash equivalents at December 31	$9,728	$9,155

CONTACT:
Allied Motion Technologies Inc.
Robert Maida, 303-799-8520
or
Sue Chiarmonte, 303-799-8520 ext. 24